EXHIBIT 99

NEWS RELEASE

Investor contact:	Zack Hager
(405) 552-4526

Media contact:	Brian Engel
(405) 228-7750

DEVON ENERGY REPORTS MID-YEAR 2003 RESULTS; RECORD SECOND QUARTER
PRODUCTION, EARNINGS AND EARNINGS PER SHARE

OKLAHOMA CITY — August 6, 2003 - Devon Energy Corporation (AMEX: DVN, TSE: NSX) today reported record high second quarter oil and gas production, net earnings and earnings per share. Net earnings for the quarter ended June 30, 2003, were $356 million, or $1.67 per common share ($1.62 per diluted common share). In the second quarter of 2002, Devon reported a net loss of $104 million, or 68 cents per common share (68 cents per diluted common share).

     For the six months ended June 30, 2003, the company reported net earnings of $792 million, or $4.27 per common share ($4.11 per diluted common share). This compares to a net loss of $42 million, or 31 cents per common share (31 cents per diluted common share) for the six months ended June 30, 2002.

Second Quarter Production and Sales Soar with Ocean Merger

     Combined production of oil, gas and natural gas liquids reached 56 million barrels of oil equivalent (MMBoe) in the second quarter of 2003. This is an all-time quarterly production record and a 13 percent increase over the 50 MMBoe the company produced a year ago. Devon’s April 25, 2003, merger with Ocean Energy drove the production increase, more than offsetting the impact of property divestitures. The company divested approximately $1.4 billion of non-core oil and gas producing properties in 2002.

     Sales of oil, gas and natural gas liquids increased 67 percent over the second quarter of 2002 to a record $1.5 billion. The increase was attributable to higher production volumes and higher product prices. Devon’s second quarter average realized natural gas price increased 64 percent to $4.67 per thousand cubic feet in 2003. The average price realized for second quarter oil production increased 13 percent to $25.42 per barrel in 2003. Devon’s average price realized for natural gas liquids increased 31 percent to $17.88 per barrel in the second quarter of 2003.

     Marketing and midstream revenue also increased in the second quarter, primarily due to higher natural gas and natural gas liquids prices. Marketing and midstream revenue climbed 26 percent to $335 million in the most recent quarter.

Operating Costs and Expenses Mirror Growth

     Total operating costs and expenses, excluding a 2002 non-cash reduction of carrying value of oil and gas properties, increased 37 percent to $1.1 billion in the second quarter of 2003. The increases reflect Devon’s larger size and scope of operations following the merger with Ocean Energy. Marketing and midstream costs also increased due primarily to higher natural gas prices.

     The overall increase in second quarter 2003 general and administrative (G&A) expenses includes $20 million attributable to two items. The first was $12 million due to a change in the value of investments in certain compensation plans. This expense was partially offset by a related $7 million increase in other income. The second item was the one-time, $8 million cost of closing Devon’s office in The Woodlands, Texas. The company is consolidating its Houston-area operations into a single downtown location.

     Partially offsetting these expense increases was a decrease in interest expense. Interest expense decreased 12 percent to $130 million.

     Income tax expense was $233 million in the second quarter of 2003. This was a result of significantly higher pre-tax earnings in the period.

Cash Flow Before Balance Sheet Changes Doubles

     Cash flow before balance sheet changes climbed 101 percent to $890 million in the second quarter of 2003. As a result, Devon fully funded its second quarter capital expenditure requirements, repaid over $300 million of debt and increased cash on hand by $90 million. A reconciliation of cash flow before balance sheet changes is included in this news release.

Items Excluded from Published Estimates

     Devon’s reported net earnings include items of income and expense that are excluded by certain securities analysts in their published estimates of the company’s financial results. In the second quarter of 2003, such items and their effects upon reported earnings were as follows:

•	General and administrative expenses attributable to closing Devon’s office in The Woodlands, Texas, and to merger costs combined to decrease pre-tax earnings by $15 million ($10 million after tax).

•	Effects of changes in foreign currency exchange rates increased pre-tax net earnings by $29 million ($23 million after tax). This is primarily related to U.S. dollar denominated debt in Canada.

•	A change in fair value of financial instruments not associated with hedges decreased pre-tax net earnings by $1 million ($0.4 million after tax).

In aggregate, these items increased net earnings by six cents per common share (six cents per diluted common share).

Ocean Energy Merger Pro Forma Information

     Devon’s 2003 merger with Ocean Energy, Inc., created the largest U.S.-based independent oil and gas producer. The merger was accounted for as a purchase of Ocean by

Devon on April 25. Therefore, Ocean’s operations were included in Devon’s second quarter 2003 results from April 25 through June 30, only. However, for comparative purposes, certain pro forma second quarter 2003 financial information is provided in this release. The pro forma information is presented as if Devon and Ocean had been merged on April 1, 2003.

Conference Call to be Webcast Today

     Devon will discuss its second quarter 2003 financial and operating results in a conference call webcast today. The webcast will begin at 10 a.m. Central Time (11 a.m. Eastern Time). The webcast may be accessed from Devon’s internet home page at www.devonenergy.com

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

	Quarter Ended June 30,			Six Months Ended June 30,
PRODUCTION DATA
(net of royalties)	2003	2002	2003 Pro Forma	2003	2002

Total Period Production
Gas (Bcf)
U.S.	147.8	126.7	157.7	265.6	247.0
Canada	66.6	71.4	66.6	129.6	144.3
Other International	1.3	—	2.0	1.3	—

Total Gas	215.7	198.1	226.3	396.5	391.3

Oil (MMBbls)
U.S.	8.0	6.6	8.9	13.4	13.3
Canada	3.2	4.0	3.2	6.6	8.7
Other International	3.7	0.5	4.8	4.0	1.0

Total Oil	14.9	11.1	16.9	24.0	23.0

Natural Gas Liquids (MMBbls)
U.S.	3.9	4.0	4.0	7.6	6.9
Canada	1.2	1.3	1.2	2.5	2.9
Other International	—	—	—	—	—

Total Natural Gas Liquids	5.1	5.3	5.2	10.1	9.8

Average Daily Production
Gas (MMcf)
U.S.	1,624.2	1,392.3	1,733.0	1,467.7	1,364.8
Canada	731.3	784.3	731.3	715.6	797.1
Other International	14.8	—	22.4	7.5	—

Total Gas	2,370.3	2,176.6	2,486.7	2,190.8	2,161.9

Oil (MBbls)
U.S.	87.7	72.9	97.5	74.2	73.7
Canada	35.3	44.0	35.3	36.4	48.2
Other International	40.6	4.8	52.3	22.0	5.1

Total Oil	163.6	121.7	185.1	132.6	127.0

Natural Gas Liquids (MBbls)
U.S.	42.7	43.4	43.5	42.2	37.9
Canada	13.5	14.5	13.5	13.9	16.0
Other International	0.4	—	0.5	0.2	—

Total Natural Gas Liquids	56.6	57.9	57.5	56.3	53.9

Note: Pro forma information provided in the above and the following financial tables shows the pro forma effect of Devon’s merger with Ocean Energy as if the companies were combined on April 1, 2003. The merger occurred on April 25, 2003.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

	Quarter Ended June 30,		Six Months Ended June 30,
PRICE DATA
Average Realized Prices (US$)	2003	2002	2003	2002

Gas ($/Mcf)
U.S.	$4.68	$2.97	$4.70	$2.75
Canada	$4.67	$2.60	$4.85	$2.41
Other International	$3.45	—	$3.45	—

All Gas	$4.67	$2.84	$4.74	$2.63
Oil ($/Bbl)
U.S.	$27.42	$22.32	$28.46	$20.81
Canada	$23.88	$22.51	$24.39	$19.77
Other International	$22.45	$23.40	$23.00	$21.88

All Oil	$25.42	$22.43	$26.44	$20.45
Natural Gas Liquids ($/Bbl)
U.S.	$16.55	$12.91	$18.12	$12.52
Canada	$21.98	$15.72	$23.67	$14.03
Other International	$21.30	—	$21.30	—

All Natural Gas Liquids	$17.88	$13.61	$19.50	$12.97

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

	Quarter Ended June 30,			Six Months Ended June 30,

			Pro Forma
STATEMENT OF OPERATIONS DATA (US$)
(in millions, except per share data)	2003	2002	2003	2003	2002

Revenues:
Oil sales	$379	$248	$426	$635	$470
Gas sales	1,007	562	1,056	1,881	1,028
Natural gas liquids sales	92	72	94	199	127
Marketing & midstream revenues	335	267	335	769	427

Total revenues	1,813	1,149	1,911	3,484	2,052
Operating Costs and Expenses:
Lease operating expenses	223	162	239	388	316
Transportation costs	51	38	54	92	76
Production taxes	51	33	53	98	55
Marketing & midstream costs and expenses	277	222	277	633	347
Depreciation, depletion and amortization of property & equipment	427	323	460	723	634
Accretion of asset retirement obligation	9	—	9	16	—
General & administrative expenses	93	54	100	142	104
Expenses related to mergers	7	—	7	7	—
Reduction of carrying value of oil & gas properties	—	651	—	—	651

Total operating costs and expenses	1,138	1,483	1,199	2,099	2,183
Earnings (loss) from operations	675	(334)	712	1,385	(131)
Other Income (Expenses):
Interest expense	(130)	(148)	(132)	(260)	(272)
Dividends on subsidiary’s preferred stock	(1)	—	(1)	(1)	—
Effects of changes in foreign currency rates	29	18	29	51	17
Change in fair value of financial instruments	(1)	24	(1)	9	7
Other income	17	6	17	25	21

Net other expenses	(86)	(100)	(88)	(176)	(227)
Earnings (loss) from continuing operations before income taxes and before cumulative effect of change in accounting principle	589	(434)	624	1,209	(358)
Income tax expense (benefit):
Current	89	77	92	124	86
Deferred	144	(305)	154	309	(296)

Total income tax expense (benefit)	233	(228)	246	433	(210)
Earnings (loss) from continuing operations and before cumulative effect of change in accounting principle	356	(206)	378	776	(148)
Discontinued Operations:
Results of discontinued operations	—	104	—	—	112
Income tax expense	—	2	—	—	6

Net results of discontinued operations	—	102	—	—	106
Earnings (loss) before cumulative effect of change in accounting principle	356	(104)	378	776	(42)

Cumulative effect of change of accounting principle	—	—	—	16	-

Net Earnings (loss)	356	(104)	378	792	(42)
Dividends on preferred stock	3	3	3	5	5

Net earnings (loss) applicable to common stockholders	$353	$(107)	$375	$787	$(47)

Net earnings (loss) per average common share outstanding:
Basic	$1.67	$(0.68)	$1.63	$4.27	$(0.31)

Diluted	$1.62	$(0.68)	$1.58	$4.11	$(0.31)

Weighted average shares outstanding:
Basic	212	157	231	184	153
Diluted	221	163	240	193	159

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

	June 30,	Dec. 31,
BALANCE SHEET DATA (US$ in millions)	2003	2002

Total Assets	$25,611	$16,225
Cash and cash equivalents	724	292
Other current assets	1,115	772

Total current assets	1,839	1,064
Property and equipment (net)	17,592	10,852
Investment in ChevronTexaco Corporation common stock	512	472
Goodwill, net of amortization	5,324	3,555
Other assets	344	282
Total Liabilities	$15,959	$11,572
Current liabilities	2,210	1,042
Other liabilities	419	341
Debentures exchangeable into shares of ChevronTexaco Corporation common stock	669	662
Senior convertible debentures	396	388
Other long-term debt	7,434	6,512
Deferred revenue	88	—
Deferred income taxes	4,076	2,627
Asset retirement obligation, long-term	612	—
Preferred stock of subsidiary	55	—
Stockholders’ Equity	$9,652	$4,653
Total Liabilities & Stockholders’ Equity	$25,611	$16,225
Common Shares Outstanding	232	157

	Six Months Ended June 30,

STATEMENT OF CASH FLOWS DATA (US$ in millions)	2003	2002

Cash Flows From Operating Activities
Earnings (loss) from continuing operations	$776	$(148)
Depreciation, depletion and amortization of property and equipment	723	634
Deferred income taxes	309	(296)
Reduction of carrying value of oil & gas properties	—	651
Other	(50)	(20)
Changes in assets and liabilities net of effects of acquisitions of businesses	8	34

Net cash provided by continuing operations	$1,766	$855
Net cash provided by discontinued operations	—	33
Net cash provided by operating activities	$1,766	$888
Cash Flows From Investing Activities
Proceeds from sales of property and equipment	31	1,036
Capital expenditures	(1,100)	(2,578)
Other	12	—

Net cash used in investing activities	$(1,057)	$(1,542)
Cash Flows From Financing Activities
Net cash (used in) provided by financing activities	$(313)	$887

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

Non-GAAP Financial Measure

     The United States Securities and Exchange Commission has recently adopted new disclosure requirements for public companies such as Devon. One provision of these disclosure requirements concerns references to Non-GAAP financial measures. (GAAP refers to United States generally accepted accounting principles.) Non-GAAP financial measures may be provided if the company explains the relevance of the information. The company must also reconcile the Non-GAAP financial measure to related GAAP information. Cash flow before balance sheet changes is a Non-GAAP financial measure provided by Devon in this earnings release. Devon believes cash flow before balance sheet changes is relevant because it is a measure of cash available to fund the company’s capital expenditures and to service its debt. Cash flow before balance sheet changes is also important to certain financial analysts who provide estimates of Devon’s quarterly financial results to investors.

Reconciliation to GAAP Information	Quarter Ended	Quarter Ended
($ Millions)	June 30, 2003	June 30, 2002

Net cash provided by operating activities	$939	$520
Changes in assets and liabilities, net of effects of acquisitions of businesses	(49)	(77)
Cash flow before balance sheet changes	$890	$443